Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President
Chief Financial Officer
(856) 532-6603

6000 Central Highway

Pennsauken, NJ 08109

SALES AND EARNINGS

REPORTED BY J & J SNACK FOODS

Pennsauken, NJ, November 6, 2014 - - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for its fourth quarter and year ended September 27, 2014.

Sales for the fourth quarter increased 7% to $253.5 million from $237.9 million in last year’s fourth quarter. For the year ended September 27, 2014, sales increased 6% to $919.5 million from $867.7 million last year. Net earnings increased 9% to $22.2 million ($1.18 per diluted share) in this year’s fourth quarter compared to $20.3 million ($1.08 per diluted share) last year and for the year earnings increased 12% to $71.8 million ($3.82 per diluted share) from $64.4 million ($3.41 per diluted share).

 Operating income increased 7% to $32.9 million this year from $30.8 million in the year ago period for the fourth quarter.  For the year, operating income increased 10% to $106.8 million from $97.4 million last year.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “Once again I am proud to say that all of our business groups contributed to our record quarter and year!  We had continued sales growth in the overall soft pretzel category led by newer products such as pretzel rolls and sticks and improved profitability in our retail supermarket business.  Our ICEE business continues to grow its managed service revenue posting another double digit sales gain.”

J&J Snack Foods Corp. is a leader and innovator in the snack food industry, providing nutritional and affordable branded niche snack foods and beverages to foodservice and retail supermarket outlets.  Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, BAVARIAN BAKERY and other soft pretzels, ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S, PHILLY SWIRL, MINUTE MAID* frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, CALIFORNIA CHURROS and TIO PEPE’S churros, PATIO Burritos and other handheld sandwiches, THE FUNNEL CAKE FACTORY funnel cakes, and several cookie brands within COUNTRY HOME BAKERS.  For more information, please visit us at www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Quarter Ended		Fiscal Year Ended

	September 27,	September 28,	September 27,	September 28,
	2014	2013	2014	2013
	Unaudited	Unaudited	Unaudited

Net Sales	$253,494	$237,913	$919,451	$867,683
Cost of goods sold	171,304	162,219	631,874	604,381
Gross Profit	82,190	75,694	287,577	263,302

Operating expenses
Marketing	21,807	20,577	78,632	74,076
Distribution	19,343	17,162	71,159	65,025
Administrative	8,136	7,326	29,784	27,448
Other general expense(income)	22	(171)	1,154	(651)
	49,308	44,894	180,729	165,898

Operating Income	32,882	30,800	106,848	97,404

Other income (expenses)
Investment income	1,200	916	4,473	3,492
Interest expense & other	(26)	(24)	(115)	(106)

Earnings before income taxes	34,056	31,692	111,206	100,790

Income taxes	11,867	11,369	39,392	36,409

NET EARNINGS	$22,189	$20,323	$71,814	$64,381

Earnings per diluted share	$1.18	$1.08	$3.82	$3.41

Weighted average number of diluted shares	18,787	18,844	18,807	18,878

Earnings per basic share	$1.19	$1.09	$3.85	$3.43

Weighted average number of basic shares	18,651	18,728	18,677	18,785

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	September 27,	September 28,
	2014	2013
Assets	Unaudited
Current assets
Cash and cash equivalents	$91,760	$97,345
Marketable securities held to maturity	-	256
Accounts receivable, net	99,972	87,545
Inventories, net	76,083	71,785
Prepaid expenses and other	3,695	3,284
Deferred income taxes	4,096	4,502
Total current assets	275,606	264,717

Property, plant and equipment, at cost	538,081	510,442
Less accumulated depreciation and amortization	380,552	363,278
Property, plant and equipment, net	157,529	147,164

Other assets
Goodwill	86,442	76,899
Other intangible assets, net	50,989	44,012
Marketable securities held to maturity	2,000	2,000
Marketable securities available for sale	128,117	107,664
Other	4,090	3,205
Total other assets	271,638	233,780
Total Assets	$704,773	$645,661

Liabilities and Stockholder's Equity
Current Liabilities
Current obligations under capital leases	$146	$211
Accounts payable	59,968	50,906
Accrued insurance liability	10,578	9,954
Accrued income taxes	-	1,740
Accrued liabilities	5,007	3,769
Accrued compensation expense	14,286	13,671
Dividends payable	5,972	2,988
Total current liabilities	95,957	83,239

Long-term obligations under capital leases	374	136
Deferred income taxes	44,785	45,183
Other long-term liabilities	1,139	538

Stockholders' Equity
Preferred stock, $1 par value; authorized 10,000,000 shares; none issued	-	-
Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding 18,663,000 and 18,677,000 respectively	32,621	34,516
Accumulated other comprehensive loss	(5,988)	(5,930)
Retained Earnings	535,885	487,979
Total stockholders' equity	562,518	516,565
Total Liabilities and Stockholder's Equity	$704,773	$645,661

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Fiscal Year Ended

	September 27,	September 28,	September 29,
	2014	2013	2012
	(52 weeks)	(52 weeks)	(53 weeks)
	Unaudited
Operating activities:
Net earnings	$71,814	$64,381	$54,118
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of fixed assets	31,660	28,801	26,175
Amortization of intangibles and deferred costs	5,433	4,751	4,762
(Gains)losses from disposals and impairment of property & equipment	(119)	126	(146)
Share-based compensation	2,076	1,870	1,246
Deferred income taxes	(8)	74	3,108
Loss on sale of marketable securities	361	-	-
Changes in assets and liabilities, net of effects from purchase of companies:
Increase in accounts receivable, net	(8,913)	(11,148)	(605)
Increase in inventories	(2,411)	(1,819)	(6,463)
(Increase) decrease in prepaid expenses and other	(182)	(1,067)	1,982
Increase in accounts payable and accrued liabilities	6,831	579	5,248
Net cash provided by operating activities	106,542	86,548	89,425
Investing activities:
Payments for purchases of companies, net of cash acquired	(28,360)	-	(7,900)
Purchases of property, plant and equipment	(38,831)	(35,821)	(42,800)
Purchases of marketable securities	(26,932)	(111,241)	(68,450)
Proceeds from redemption and sales of marketable securities	7,245	25,307	109,744
Proceeds from disposal of property and equipment	1,572	1,199	1,038
Other	(806)	(281)	(950)
Net cash used in investing activities	(86,112)	(120,837)	(9,318)
Financing activities:
Payments to repurchase common stock	(7,505)	(14,500)	(8,167)
Proceeds from issuance of common stock	3,320	3,948	4,228
Payments on capitalized lease obligations	(326)	(340)	(312)
Payment of cash dividend	(20,924)	(11,468)	(9,549)
Net cash used in financing activities	(25,435)	(22,360)	(13,800)
Effect of exchange rates on cash and cash equivalents	(580)	(204)	412
Net (decrease) increase in cash and cash equivalents	(5,585)	(56,853)	66,719
Cash and cash equivalents at beginning of year	97,345	154,198	87,479
Cash and cash equivalents at end of year	$91,760	$97,345	$154,198

J & J SNACK FOODS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Fiscal year ended

	September 27,	September 28,	September 29,
	2014	2013	2012
	(52 weeks)	(52 weeks)	(53 weeks)
	Unaudited

Sales to External Customers:
Food Service
Soft pretzels	$164,680	$145,026	$118,014
Frozen juices and ices	53,888	48,831	53,813
Churros	55,929	56,099	45,974
Handhelds	24,248	26,488	27,818
Bakery	281,556	274,783	266,192
Other	11,597	9,532	9,451
Total Food Service	$591,898	$560,759	$521,262

Retail Supermarket
Soft pretzels	$34,830	$34,597	$33,842
Frozen juices and ices	59,404	48,077	53,673
Handhelds	21,354	22,528	24,358
Coupon redemption	(3,807)	(3,681)	(3,222)
Other	863	818	1,217
Total Retail Supermarket	$112,644	$102,339	$109,868

Frozen Beverages
Beverages	$133,283	$132,274	$135,436
Repair and maintenance service	59,805	52,813	49,115
Machines sales	20,224	17,376	13,136
Other	1,597	2,122	1,979
Total Frozen Beverages	$214,909	$204,585	$199,666

Consolidated Sales	$919,451	$867,683	$830,796

Depreciation and Amortization:
Food Service	$20,983	$18,999	$17,287
Retail Supermarket	391	31	23
Frozen Beverages	15,719	14,522	13,627
Total Depreciation and Amortization	$37,093	$33,552	$30,937

Operating Income:
Food Service	$73,731	$65,907	$49,770
Retail Supermarket	11,201	8,594	13,316
Frozen Beverages	21,916	22,903	21,881
Total Operating Income	$106,848	$97,404	$84,967

Capital Expenditures:
Food Service	$21,620	$19,097	$28,504
Retail Supermarket	-	-	-
Frozen Beverages	17,211	16,724	14,296
Total Capital Expenditures	$38,831	$35,821	$42,800

Assets:
Food Service	$524,272	$486,015	$453,509
Retail Supermarket	18,561	6,067	6,098
Frozen Beverages	161,940	153,579	143,437
Total Assets	$704,773	$645,661	$603,044

RESULTS OF OPERATIONS

Fiscal 2014 (52 weeks) Compared to Fiscal 2013 (52 weeks)

Net sales increased $51,768,000, or 6%, to $919,451,000 in fiscal 2014 from $867,683,000 in fiscal 2013.

Excluding sales from the acquisition of New York Pretzel in October 2013 and PHILLY SWIRL in May 2014, sales increased approximately 4% for the year.

FOOD SERVICE

Sales to food service customers increased $31,139,000 or 6%, to $591,898,000 in fiscal 2014. Excluding New York Pretzel sales, sales increased approximately 5% for the year. Soft pretzel sales to the food service market increased 14% to $164,680,000 for the year aided by increased sales to restaurant chains, warehouse club stores, school food service and throughout our customer base. Increased sales to one customer accounted for approximately 1/4 of the pretzel sales increase. Excluding New York Pretzel sales, food service soft pretzel sales increased 11% for the year. Frozen juice bar and ices sales increased $5,057,000 or 10%, to $53,888,000 for the year primarily as the result of higher sales to warehouse club stores, school food service accounts and throughout our customer base. Increased sales to one customer accounted for approximately 50% of the frozen juice bar and ices sales increase. Churro sales to food service customers were essentially unchanged at $55,929,000 for the year with sales to one restaurant chain down $4,063,000 for the year. Excluding the decrease in sales to that restaurant chain, which were $6.8 million for the year and to which we expect no sales in 2015, sales were up $3.9 million, or 9%. Sales of bakery products increased $6,773,000, or 2%, for the year as sales increases and decreases were spread throughout our customer base. Handheld sales to food service customers were down 8% to $24,248,000 in 2014 as two customers accounted for all of the decrease in sales. Sales of new products in the first twelve months since their introduction were approximately $10 million for the year. Price increases accounted for approximately $7 million of sales for the year and net volume increases, including new product sales as defined above and sales resulting from the acquisition of New York Pretzel, accounted for approximately $24 million of sales for the year. Operating income in our Food Service segment increased from $65,907,000 in 2013 to $73,731,000 in 2014. Operating income benefited from increased sales volume, price increases and lower ingredient and packaging costs. Additionally, liability insurance costs were about $1.5 million lower this year; last year’s costs were higher than usual because of increases in insurance company estimates for actual claims incurred but not paid. Operating income was impacted in 2014 by $913,000 of shutdown costs of our Norwalk, CA manufacturing facility.

RETAIL SUPERMARKETS

Sales of products to retail supermarkets increased $10,305,000 or 10% to $112,644,000 in fiscal year 2014. Excluding PHILLY SWIRL sales, sales decreased approximately 2% for the year. Soft pretzel sales to retail supermarkets were $34,830,000 compared to $34,597,000 in 2013 on a unit volume increase of 1%. Sales of frozen juices and ices increased $11,327,000 or 24% to $59,404,000. Without PHILLY SWIRL sales, sales of frozen juices and ices were down $1,967,000, or 4%, on flat volume with sales increases and decreases spread across our customer base. Coupon redemption costs, a reduction of sales, increased 3% or about $126,000 for the year. Handheld sales to retail supermarket customers decreased 5% to $21,354,000 in 2014 as two customers accounted for all of the decrease in sales. Sales of products in the first twelve months since their introduction were approximately $700,000 in fiscal year 2014. Price increases accounted for approximately $1.2 million of sales for the year and net volume increases, including new product sales as defined above and PHILLY SWIRL’s sales and net of increased coupon costs, accounted for approximately $9 million in sales for the year. Operating income in our Retail Supermarkets segment increased from $8,594,000 in 2013 to $11,201,000 in 2014 due primarily to lower trade spending, manufacturing cost savings and lower coupon expense excluding PHILLY SWIRL.

FROZEN BEVERAGES

Frozen beverage and related product sales increased 5% to $214,909,000 in fiscal 2014. Beverage sales alone increased 1% to $133,283,000 for the year with increases and decreases throughout our customer base. Gallon sales were down 1% in our base ICEE business, but excluding significant decreases at three customers, gallon sales were up 3%. Service revenue increased 13% to $59,805,000 for the year with two customers accounting for the entire increase. Sales of beverage machines, which tend to fluctuate from year to year while following no specific trend, increased from $17,376,000 in 2013 to $20,224,000 in 2014. The estimated number of Company owned frozen beverage dispensers was 48,000 and 44,700 at September 27, 2014 and September 28, 2013, respectively. Operating income in our Frozen Beverage segment decreased from $22,903,000 in 2013 to $21,916,000 in 2014 as a result of decreased gallon sales and higher than usual group medical and insurance liability costs of about $670,000.

CONSOLIDATED

Other than as commented upon above by segment, there are no material specific reasons for the reported sales increases or decreases. Sales levels can be impacted by the appeal of our products to our customers and consumers and their changing tastes, competitive and pricing pressures, sales execution, marketing programs, seasonal weather, customer stability and general economic conditions.

Gross profit as a percentage of sales increased to 31.28% in 2014 from 30.35% in 2013 primarily due to higher volume in our food service segment, lower trade spending and manufacturing cost savings in our retail supermarkets segment and lower ingredients costs. Additionally, this year benefited from lower liability insurance costs of about $1.5 million compared to last year.

Total operating expenses increased $14,831,000 to $180,729,000 in fiscal 2014 and as a percentage of sales increased .54 percentage points to 19.66% of sales. Marketing expenses were 8.55% and 8.54% of sales in 2014 and 2013, respectively. Distribution expenses as a percent of sales increased to 7.74% from 7.49% in 2013. Administrative expenses were 3.24% and 3.16% of sales in 2014 and 2013, respectively. Other general expense of $1,154,000 this year compared to other general income of $651,000 in 2013. Included in other general income in 2013 is $805,000 of settlement income related to prior acquisitions. Included in other general expense in 2014 is $973,000 of shutdown costs of our Norwalk, CA manufacturing facility.

Operating income increased $9,444,000 or 10% to $106,848,000 in fiscal year 2014 as a result of the aforementioned items.

Investment income increased by $981,000 to $4,473,000 due to increased investments in marketable securities. We invested an additional $20 million in the second quarter in mutual funds that seek current income with an emphasis on maintaining low volatility and overall moderate duration. At September 27, 2014, we had $128 million invested in these funds. We estimate the annual yield from these funds to approximate 3.5 – 3.75%.

The effective income tax rate decreased to 35.4% from 36.1% last year because actual liability for last year’s taxes was less than estimated and the estimate for this year’s taxes has been lowered accordingly. We expect the effective income tax rate for 2015 to be between 36% and 36.5%.

Net earnings increased $7,433,000 or 12%, in fiscal 2014 to $71,814,000, or $3.82 per diluted share as a result of the aforementioned items.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.